Exhibit 10.7

FINAL

Poshmark, Inc.

Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Poshmark, Inc. a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the effective time of the registration statement for the Company’s initial public offering of equity securities (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I. Cash Retainers

(a) Annual Retainer for Board Membership: $30,000 for general availability and participation in meetings and conference calls of our Board of Directors. No additional compensation for attending individual Board meetings.

(b) Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson:	$20,000
Audit Committee member:	$10,000
Compensation Committee Chairperson:	$12,000
Compensation Committee member:	$6,000
Nominating and Corporate Governance Committee Chairperson:	$8,000
Nominating and Corporate Governance Committee member:	$4,000

(c) Additional Retainer for Lead Director of the Board: $15,000 to acknowledge the additional responsibilities and time commitment of the Lead Director role.

II. Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(a) Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of restricted stock and restricted stock units the product of (A) the average closing market price on The New York Stock Exchange (NYSE) (or such other market on which the Company’s Class A common stock is then principally listed) of one share of the Company’s Class A common stock over the trailing 30-day period ending on the last day of the month immediately prior to the month of the grant date, and (B) the aggregate number of shares pursuant to such award.

(b) Revisions. Subject to approval from the Board of Directors, the Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

(c) Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2021 Stock Option and Incentive Plan (the “2021 Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.

(d) IPO Grant. Upon the Effective Date, each Outside Director serving as of such date shall receive a one-time restricted stock unit grant with a value of $87,500 (which shall be pro-rated based on the estimated number of calendar days to be served from the Effective Date until the anticipated date of the next annual meeting of stockholders if there is expected to be less than one year between the Effective Date and the anticipated date of the next annual meeting of stockholders) based on the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s initial public offering (the “IPO RSU Grant”) and a one-time nonqualified stock option grant with a Value of $87,500 (which shall be pro-rated based on the estimated number of calendar days to be served from the Effective Date until the anticipated date of the next annual meeting of stockholders if there is expected to be less than one year between the Effective Date and the anticipated date of the next annual meeting of stockholders) (the “IPO Option Grant,” and collectively with the IPO RSU Grant, the “IPO Grants”), that vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next annual meeting of stockholders; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

(e) Initial Grant. For each Outside Director joining the Board of Directors after the Effective Date, upon initial election to the Board of Directors, each such new Outside Director will receive: (i) an initial, one-time restricted stock unit grant, with a Value of $175,000, and (ii) an initial, one-time nonqualified stock option grant with a Value of $175,000 (the “Initial Grants”). The Initial Grants shall vest in equal installments on the first, second, and third anniversary of the grant date; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

(f) Annual Grant. On the date of the Company’s annual meeting of stockholders, each Outside Director who will continue as a member of the Board of Directors following such annual meeting of stockholders will receive on the date of such Annual Meeting: (i) a restricted stock unit grant with a Value of $87,500 and (ii) a nonqualified stock option grant with a Value of $87,500 (the “Annual Grants”). The Annual Grants shall vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next annual meeting of stockholders; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

(g) Deferral. Outside Directors may elect to defer equity retainer awards pursuant to the terms and conditions of the Company’s Non-Employee Directors’ Deferred Compensation Program, the 2021 Plan, and this Policy.

III. Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.

Date Policy Approved: November 20, 2020